Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

F-3

BANK OF MONTREAL /CAN/

Narrative Disclosure

The maximum aggregate offering price of the securities to which the prospectus relates is $30,220,000.00*. The prospectus is a final prospectus for the related offering.

* Calculated in accordance with Rule 457(c), based on the average of the high and low prices reported on the consolidated reporting system on August 24, 2026.